Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces 2024 Director Elections Results
SAN FRANCISCO, November 15, 2024 - The Federal Home Loan Bank of San Francisco (FHLBank San Francisco) today announced the results of its 2024 director elections.
FHLBank San Francisco’s members re-elected incumbent nonmember public interest independent director Lori R. Gay and incumbent nonmember independent director F. Daniel Siciliano to new terms on the FHLBank San Francisco's board. In addition, FHLBank San Francisco’s California members re-elected incumbent California member director Jeffrey K. Ball to a new term on the FHLBank San Francisco's board.
Lori R. Gay, President and CEO, Neighborhood Housing Services of LA County
Ms. Gay has served as President and CEO of Neighborhood Housing Services of LA County (NHS) for nearly 34 years. In this role, Ms. Gay has focused her work to mitigate poverty and improve the quality of life for families who are of modest means. Under Ms. Gay’s leadership, NHS has become the largest affordable homeownership provider in Southern California, reaching more than 4.8 million families with financial counseling, affordable lending, and redevelopment services. Since 1984, the NHS team has reinvested more than $10 billion into some of LA County’s most underserved neighborhoods, developing more than 28,000 housing and commercial units, employing over 270 youth, and creating 265 block clubs. Ms. Gay has served on numerous boards of directors, including the Federal Reserve Bank of San Francisco, Los Angeles Branch, and the California Housing Finance Agency.
F. Daniel Siciliano, Stanford Law School Fellow (CodeX) and Co-Founder, Stanford Rock Center for Corporate Governance
Mr. Siciliano is a Stanford Fellow (CodeX) and was the founding faculty director of the Rock Center for Corporate Governance, associate dean and professor for the practice at Stanford Law. He chairs the American Immigration Council and was co-founder/CEO of LawLogix, a software company named multiple times to the Inc. 500/5000 and the Hispanic Business 100. He recently launched Nikkl, Inc., where he serves as CEO. Nikkl is a fintech spin-off from his Stanford work that helps employees and investors at pre-IPO tech companies get more value from option grants. His areas of expertise include technology disruption, corporate governance, and strategy. Mr. Siciliano is a past recipient of the Arizona Outstanding Hispanic Leader Award in 2009 to 2011, and along with Ben Bernanke and Carl Icahn, was named to the Directorship 100, a list of the most influential leaders in corporate governance. Board room clients have included Google, Microsoft, FedEx, and Disney. Mr. Siciliano is currently the Chair of the Board of Directors for FHLBank San Francisco.
Jeffrey (Jeff) K. Ball, President and CEO, Orange County Business Council and Founder and Vice Chair of First Pacific Bank
Mr. Ball is a member director representing California. He is President and Chief Executive Officer of the Orange County Business Council where he represents the interests of local businesses and organizations in promoting the region’s economic prosperity. Mr. Ball is the founder of First Pacific Bank (formerly Friendly Hills Bank), based in Whittier, California, where he previously served as President and Chief Executive Officer and is currently Vice Chair. He also currently serves on the board of directors for Mobility21, Data Center, Inc., and Kinetic Academy, a K-8 charter school he founded in Huntington Beach, California. Mr. Ball is a past Chair of the California Bankers Association and currently serves as a public member of the Accrediting Commission for Community and Junior Colleges.
Each of these three director positions has a four-year term beginning January 1, 2025, and ending December 31, 2028.
About Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions — commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions —propel homeownership, finance quality affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

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Contact:
Chris Hammond
hammondc@fhlbsf.com
415-616-3763